EXHIBIT 10.8

14111 Scottslawn Road
Marysville, OH 43041
937-644-7001

February 7, 2014

Dr. Michael Porter
Harvard Business School
Ludcke House
Soldiers Field Road
Boston, MA 02163

Dear Mike:

This letter sets forth our agreement (the “Agreement”) regarding a consulting engagement between you and The Scotts Miracle-Gro Company (“Scotts” or “the Company”). These consulting services are separate and distinct from the services you are and will be providing as a member of the Scotts Board of Directors and the Company’s Finance and Innovation Committees (or any other Committees on which you may subsequently serve).

I.    Scope of Services

You agree to provide the consulting services to Scotts described below.

1.
You agree to provide consulting services to Scotts in the area of business strategy. You will be expected to have sufficient knowledge of the dynamics of the global lawn and garden business so as to advise the Company on strategies concerning a variety of areas (“Areas of Expertise”) including: Sales Growth; Profit Enhancement; Effective Competitive Positioning; Diversification, including of products as well as geographies; and Consumer and Customer Relationships.

2.	In providing consulting services on the Areas of Expertise, it is anticipated that you will generally undertake the following work and activities pursuant to this Agreement:

•	Provide advice and consultation to Jim Hagedorn on an as needed basis on issues of business strategy.

•	Serve as strategy mentor and coach to support other Scotts executives with responsibility for strategy as designated by Jim Hagedorn or Denise Stump.

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•	Periodically participate in strategy meetings to support the successful execution of the anticipated strategic initiatives of the Company.

•	Participate in discussions of other strategic issues as required.

You and the Company may agree to modifications of these work activities from time to time as necessary to affect the purpose of the Agreement.

3.
In addition to providing Scotts with one-on-one business strategy consulting, you agree to provide up to four quarterly half-day strategic consulting sessions for senior management and/or the Board of Directors. Where and to the extent feasible, these sessions will generally be held at your office at the Harvard Business School, and, where not feasible, Scotts will provide for your transportation. You agree to provide the consulting services contemplated herein in a manner acceptable to the Company in the exercise of its reasonable discretion.

4.
In providing consulting services to Scotts under this Agreement, you will be an independent contractor and will not be an employee, servant, agent, partner, or joint venturer of Scotts or of any of Scotts’ affiliates, or of any of its or their respective officers, directors or employees. Except as provided as a member of the Board of Directors, you will not participate in or receive benefits under any of Scotts’ employee fringe benefit programs or receive any other fringe benefits from Scotts, including, without limitation, health, disability, life insurance, retirement, pension and profit sharing benefits on account of the consulting services you provide to Scotts.

II.    Length of Letter Agreement

The term of this letter agreement commenced on January 1, 2014 and will end on December 31, 2014 and, thereafter, may be renewed on an annual basis by mutual written agreement.

III.    Authority

In providing consulting services to Scotts under this Agreement, you will have no authority at any time to assume or create any obligation or liability, express or implied, on Scotts’ behalf or in Scotts’ name or to bind Scotts in any manner whatsoever.

IV.Consulting Fees and Expenses

1.
In exchange for providing the consulting services hereunder, during the term of this letter agreement, Scotts shall pay you a cash-based retainer of $100,000, payable in $25,000 quarterly installments during the quarters in which you provide consulting services as requested by Scotts hereunder. You

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shall be required to submit your invoices including days/hours worked with brief descriptions of the services provided. Scotts shall pay you within thirty days of its receipt of your invoices.

2.
Scotts also will pay or reimburse you for all reasonable expenses incurred by you in connection with providing consulting services to Scotts as contemplated herein, including, without limitation, all reasonable (a) telephone and fax expenses, and (b) travel expenses, including, without limitation, transportation, food and lodging, incurred in connection with attending Scotts approved meetings pursuant to this consulting agreement. You must incur and account for expenses in accordance with the policies and procedures established by Scotts as a precondition to Scotts’ obligation to pay or reimburse you for such expenses pursuant to the terms of the preceding sentence. Scotts will provide private transportation when practical and economically reasonable.

3.
You agree to provide, at your own expense, all equipment necessary to provide the consulting services contemplated herein and to be responsible for your own overhead costs and expenses except for those expenses that Scotts has expressly agreed to pay pursuant to the terms of the preceding paragraph.

V.    Termination

1.
Scotts shall be permitted to terminate this letter agreement and its consulting relationship with you under any of the following circumstances: (a) your death or disability, (b) your material breach of your obligations to Scotts if such breach is not cured within thirty (30) days after you receive notice thereof, (c) your indictment for a felony or serious misdemeanor, (d) your commission of an act of fraud or bad faith toward Scotts, or (e) your misappropriation of any funds, property or rights of Scotts.

2.
The termination of this letter agreement and your consulting relationship with Scotts shall not affect Scotts’ obligation to pay you for the amounts you have earned prior to the date of such termination or reimburse you for the expenses you have incurred pursuant to the terms of this letter agreement prior to the date of such termination.

VI.    Confidential Information

1.
In providing the consulting services contemplated herein, you will be privy to Confidential Information about Scotts and its affiliates. Maintaining the confidential nature of this information is very important to Scotts. As used in this letter agreement, “Confidential Information” is any information about Scotts, or its affiliates, to which you gain access in connection with your provision of consulting or other services to Scotts, including as a member of

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the Board of Directors. Confidential Information does not include information you can show (a) was already in your possession prior to the time you received such information as a consultant to Scotts, or (b) is publicly available or otherwise in the public domain by means other than your violation of the terms of this letter.

2.
You agree to not at any time hereafter, without the prior written consent of Scotts, disclose, directly or indirectly, any Confidential Information or use any Confidential Information for any purpose other than providing consulting services to Scotts as contemplated herein.

3.	You agree to promptly return to Scotts, upon Scotts’ request, all electronic or tangible documents that contain any Confidential Information and to retain no copies for yourself.

4.
These confidentiality obligations are in addition to, and not in place of, any and all confidentiality obligations arising as a result of your membership on the Board of Directors and applicable Board Committees.

VII.    Other

1.
You understand and agree that this letter agreement does not obligate Scotts to utilize your consulting services, but it is intended to set forth the terms pursuant to which Scotts may utilize your consulting services in its discretion.

2.	You are not permitted to assign, sell or otherwise transfer any of your rights or obligations hereunder.

THE SCOTTS MIRACLE-GRO COMPANY
By: /s/ JAMES HAGEDORN
James Hagedorn Chairman of the Board & Chief Executive Officer

ACKNOWLEDGED AND AGREED:
/s/ MICHAEL PORTER
Dr. Michael Porter